Exhibit 99.1

Contact:	Edward J. Fletcher
Chief Financial Officer
(203) 428-3000

i3 MOBILE REPORTS FIRST QUARTER RESULTS

Updates Strategic Transaction Progress

STAMFORD, Conn., May 14, 2003 – i3 Mobile, Inc. (NASDAQ: IIIM), today announced financial results for the first quarter ended March 31, 2003, and provided an update on its efforts in pursuing strategic alternatives to maximize shareholder value.

i3 Mobile reported a net loss for the first quarter 2003 of $6.2 million (which includes a non-cash write-down of fixed assets of $0.5 million) or $0.31 per share, versus the first quarter 2002 net loss of $9.9 million or $0.44 per share.

As of March 31, 2003, i3 Mobile had no debt and cash on-hand and working capital of approximately $15.1 million and $11.4 million, respectively.

On March 25, 2003, the Company announced that it had terminated operation of its Pronto service and taken other cost saving measures to continue to reduce recurring operating losses, manage cash resources and working capital and facilitate a potential transaction. J. William Grimes, Chairman of the Board and interim Chief Executive Officer said, “We are in active discussions with a potential strategic partner for a merger transaction that if consummated would result in a change of control of the Company. Although we have made progress to date, we will however, continue to actively explore alternative potential transactions as we remain committed to maximizing shareholder value. Further, we have now taken our recurring cash operating burn down to approximately $0.5 million per month and as contractual obligations are resolved we would expect to further reduce the operating burn.”

About i3 Mobile

Since 1991, Stamford, CT.-based i3 Mobile has pioneered the concept of extending premium products and services to wireless users. In Spring 2002, the Company nationally rolled out Pronto, a premium mobile subscription information and communication service for telephones. For information about i3 Mobile visit www.i3mobile.com.

i3 Mobile Safe Harbor Disclaimer

This news release may be deemed to include forward-looking statements as defined by applicable U.S. law and, as a result, may involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in such forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect i3 Mobile’s actual results in the short term include the ability to locate a suitable strategic investment partner, acquisition candidate or other investment opportunity, and i3 Mobile’s ability to manage its limited cash resources until it is able to do so. Although i3 Mobile’s management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will in fact prove to be correct or that actual results will be different from the expectations expressed herein. A more detailed description of certain factors that could affect actual results are those discussed in i3 Mobile’s Annual Report on Form 10-K and its quarterly reports on Forms 10-Q. i3 Mobile undertakes no obligation to update publicly any forward-looking statements or reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

i3 MOBILE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$15,077	$20,572
Accounts receivable, net of allowances	93	138
Prepaid expenses and other current assets	105	558

Total current assets	15,275	21,268

Fixed assets, net	1,113	1,764
Deposits and other non-current assets	335	335

Total Assets	$16,723	$23,367

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$3,874	$4,328

Total Liabilities	3,874	4,328

Stockholders’ equity:
Common stock: $.01 par value, 75,000,000 shares authorized;
24,805,640 and 24,788,740 shares issued	248	248
Additional paid-in capital	166,951	166,945
Notes receivable from stockholders	—	—
Deferred compensation	—	—
Accumulated deficit	(146,713)	(140,517)
Treasury stock at cost, 4,704,650 shares	(7,637)	(7,637)

Stockholders’ Equity	12,849	19,039

Total Liabilities and Stockholders’ Equity	$16,723	$23,367

i3 MOBILE, INC.

CONSOLIDATED INCOME STATEMENT

(In thousands, except per share data)

	March 31, 2003	March 31, 2002

Revenue	$267	$911

Expenses:
Operating	1,198	1,696
Sales and marketing	568	3,781
Product development	1,150	1,469
General and administrative	3,084	4,106
Long-lived asset impairment	516	—

Total expenses	6,516	11,052

Operating loss	(6,249)	(10,141)

Interest income, net	(53)	(209)

Net loss	$(6,196)	$(9,932)

Net loss per share—basic and diluted	$(0.31)	$(0.44)

Share used in computing net loss per share	20,113	22,568